Exhibit 10.10

FORM OF MANAGEMENT CONTRIBUTION AGREEMENT

MANAGEMENT CONTRIBUTION AGREEMENT, dated as of June 29, 2010 (this “Agreement”), by and between MFI Holding Corporation, a Delaware corporation (“Holdco”), and the shareholder of the Company (as defined below) named on Schedule 1 attached hereto (the “Rollover Stockholder”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the execution and delivery of this Agreement by Holdco and the Rollover Stockholder is related to the merger of MFI Acquisition Corporation, a Delaware corporation and an indirect subsidiary of Holdco (the “Merger Sub”), with and into M-Foods Holdings, Inc., a Delaware corporation (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of May 20, 2010, as amended (the “Merger Agreement”), by and among MFI Midco Corporation, a Delaware corporation and a wholly-owned subsidiary of Holdco (“Midco”), the Merger Sub, a wholly-owned subsidiary of Midco, the Company and Michael Foods Investors, LLC, solely as the representative for the stockholders of the Company, whereby the Company will survive as a wholly-owned subsidiary of Midco;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Rollover Stockholder is executing and delivering a stockholder agreement (the “Stockholders Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) relating to the Holdco Common Stock (defined below) to be received by the Rollover Stockholder pursuant to this Agreement;

WHEREAS, prior to the Redemption (as defined below) the Rollover Stockholder was a member of Michael Foods Investors, LLC, a Delaware limited liability company (“Michael Foods Investors”);

WHEREAS, Michael Foods Investors is a stockholder of the Company;

WHEREAS, prior to the execution of this Agreement, Michael Foods Investors redeemed (the “Redemption”) units of Michael Foods Investors held by the Rollover Stockholder in exchange for a corresponding number (based on relative value) of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”);

WHEREAS, following the Redemption, the Rollover Stockholder owns the number of shares of Company Common Stock set forth opposite the Rollover Stockholder’s name in the column entitled “Company Common Stock Owned” on Schedule 1;

WHEREAS, subject to the terms and conditions of this Agreement and immediately before the Effective Time, (i) the Rollover Stockholder desires to contribute, transfer and assign to Holdco all of its right, title and interest in and to the number of shares of Company Common Stock set forth across from the Rollover Stockholder’s name in the column entitled “Rollover Shares” on Schedule 1 (the “Rollover Shares” and such contribution, transfer and assignment, the “Contribution”) in exchange for the number of shares of common stock of Holdco, par value $0.01 per share (the “Holdco Common Stock”) set forth opposite the Rollover Stockholder’s name in the column entitled “Holdco Shares” on Schedule 1 (the “Holdco Shares”), and (ii) Holdco desires to accept, immediately before the Effective Time, the Rollover Shares from the Rollover Stockholder and issue the Holdco Shares to the Rollover Stockholder; and

WHEREAS, it is intended that (A) the contributions pursuant to (i) the Contribution Agreement, dated as of May 20, 2010, by and among Holdco and the Contributors (as defined therein) (the “Contribution Agreement”), and (ii) this Agreement and the other Management Contribution Agreements, dated as of the date hereof, by and between Holdco and the Rollover Stockholder (as defined therein) party thereto (together with this Agreement, the “Management Contribution Agreements”), and (B) the contemporaneous subscriptions for Holdco Common Stock pursuant to (i) the Subscription Agreement, dated as of June 29, 2010, by and among Holdco and the Investors (as defined therein), (the “GSCP Subscription Agreement”), and (ii) the Management Subscription Agreements, dated as of June 29, 2010, by and between Holdco and the Investor (as defined therein) party thereto (the “Management Subscription Agreements”), be treated as integrated transactions and together as transfers described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and any comparable provision of state or local law.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Contribution and Subscription

1.1. Contribution and Subscription. Upon the terms and subject to the conditions set forth herein and immediately prior to the Effective Time, the Rollover Stockholder shall effect the Contribution in exchange for the Holdco Shares. The Rollover Stockholder agrees to subscribe for, and Holdco agrees to issue to the Rollover Stockholder, the Holdco Shares in exchange for the Contribution. Holdco agrees to issue the Holdco Shares to the Rollover Stockholder simultaneously with the Contribution.

1.2. Contribution Closing. The closing of the Contribution and issuance of the Holdco Shares (the “Contribution Closing”) shall occur immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger. The Contribution Closing shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, or such other place determined by the parties.

ARTICLE II

Representations and Warranties

2.1. Representations and Warranties of Holdco. Holdco hereby represents and warrants to the Rollover Stockholder that:

(a) It has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by it and constitutes its valid and binding agreement enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Upon consummation of transactions contemplated by this Agreement, the Holdco Shares will be duly authorized, validly issued, fully paid and nonassessable and will be free of all preemptive rights and any other liens, claims, charges or other encumbrances other than restrictions under the Stockholders Agreement and applicable federal and state securities laws.

(c) The execution, delivery and performance of this Agreement by Holdco does not and will not (i) require it to obtain any consents, registrations, approvals, permits or authorizations from or to deliver any notice or make any report or other filing with any domestic or foreign governmental or regulatory authority, agency, commission body, court or other legislative, executive or judiciary government entity (except such as may have previously been obtained or is permitted to be, and will be, filed or made promptly following the date hereof) or (ii) constitute or result in a breach or violation of, or a default under, or result in the creation of a lien or encumbrance on any of its properties pursuant to (A) any bond, debenture, note or other evidence of indebtedness of it or any indenture or other material agreement to which it is a party or by which he, she or it is bound or to which any of its property may be subject, (B) any Law affecting Holdco, or (C) the organizational documents of Holdco.

(d) It is a corporation duly organized, existing and in good standing, under the laws of its state of incorporation.

(e) At the Contribution Closing, Holdco will have an adequate amount of authorized shares of Holdco Common Stock to effect the issuance of the Holdco Shares in accordance with this Agreement. At the Contribution Closing, all outstanding shares of Holdco Common Stock will be duly authorized, validly issued, fully paid and nonassessable, will be issued in compliance with applicable securities laws or exemptions therefrom and will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right under any provision of applicable law, the organizational documents of Holdco or any contract with which Holdco is otherwise bound other than restrictions under the Stockholders Agreement. All of the shares of Holdco Common Stock, including the Holdco Shares, issued at or prior to the Contribution Closing (other than shares of Holdco Common Stock issued on May 19, 2010 to capitalize Holdco in a de minimis amount) will be issued at the same price per share and will be the same class and have the same terms (subject to the Stockholders Agreement).

2.2. Representations and Warranties of the Rollover Stockholder. The Rollover Stockholder hereby represents and warrants to Holdco that:

(a) The Rollover Stockholder has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform the Rollover Stockholder’s obligations under this Agreement, the Stockholders Agreement and the Registration Rights Agreement. Each of this Agreement, the Stockholders Agreement and the Registration Rights Agreement has been duly executed and delivered by the Rollover Stockholder and constitutes a valid and binding agreement of the Rollover Stockholder enforceable against the Rollover Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Rollover Stockholder is the sole record and beneficial owner of the Rollover Shares free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (collectively, “Liens”). Upon consummation of the contribution of the Rollover Shares by the Rollover Stockholder as provided in this Agreement, Holdco will acquire title to such Rollover Shares free and clear of all Liens, in each case, subject to the terms of the Merger Agreement.

(c) The execution, delivery and performance of this Agreement, the Stockholders Agreement and the Registration Rights Agreement by the Rollover Stockholder do not and will not (i) require the Rollover Stockholder to obtain any consents, registrations, approvals, permits or authorizations from any domestic or foreign governmental or regulatory authority, agency, commission body, court or other legislative, executive or judiciary government entity or (ii) constitute or result in a breach or violation of, or a default under, or result in the creation of a Lien on any of the Rollover Stockholder’s property (including the Rollover Shares) pursuant to (A) any bond, debenture, note or other evidence of indebtedness of the Rollover Stockholder or any indenture or other material agreement to which the Rollover Stockholder is a party or by which the Rollover Stockholder is bound or to which any of the Rollover Stockholder’s property (including the Rollover Shares) may be subject, (B) any Law affecting the Rollover Stockholder or (C) if the Rollover Stockholder is not an individual, the organizational documents of the Rollover Stockholder.

(d) The Rollover Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which conflicts with any provision of this Agreement, and the Rollover Stockholder shall not grant any proxy or become party to any voting trust or other agreement which conflicts with any provision of this Agreement.

(e) The Rollover Stockholder is acquiring the Holdco Shares for the Rollover Stockholder’s account, for investment and not with a view to the sale or distribution thereof, nor with any present intention of distributing or selling the same. The Rollover Stockholder acknowledges that (i) the Holdco Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, consequently, the materials relating to the offer have not been subject to review and comment by the staff of the Securities and Exchange Commission or any other governmental authority, (ii) there is not now and there may never be any public market for the Holdco Shares and (iii) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any Holdco Shares.

(f) The Rollover Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Holdco Shares and has had full access to such other information concerning Holdco and its subsidiaries as it has requested. The Rollover Stockholder’s knowledge and experience in financial and business matters is such that it is capable of evaluating the merits and risk of the investment in the Holdco Shares. The Rollover Stockholder has carefully reviewed the terms and provisions of this Agreement, the Stockholders Agreement and the Registration Rights Agreement, and has evaluated the restrictions and obligations contained herein and therein. In furtherance of the foregoing, the Rollover Stockholder represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of Holdco, the Company or any of their subsidiaries or as to the desirability or value of an investment in Holdco has been made to the Rollover Stockholder by or on behalf of Holdco, the Company or any of its subsidiaries, (ii) the Rollover Stockholder has relied upon his, her or its own independent appraisal and investigation, and the advice of the Rollover Stockholder’s own counsel, tax advisors and other advisors, regarding the risks of an investment in Holdco and (iii) the Rollover Stockholder will continue to bear sole responsibility for making his, her or its own independent evaluation and monitoring of the risks of his, her or its investment in Holdco.

(g) The Rollover Stockholder’s financial situation is such that the Rollover Stockholder can afford to bear the economic risk of holding the Holdco Shares for an indefinite period and the Rollover Stockholder can afford to suffer the complete loss of the Rollover Stockholder’s investment in the Holdco Shares.

(h) The Rollover Stockholder is not subscribing for the Holdco Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to Rollover Stockholder in connection with investments in securities generally.

(i) The Rollover Stockholder hereby represents and warrants as to the Rollover Stockholder’s status by checking the applicable box(es) on Schedule 2 hereto.

ARTICLE III

Covenants

3.1. Covenants of the Rollover Stockholder.

(a) The Rollover Stockholder hereby agrees to be bound by the provisions of the Redemption Agreement, dated as of June 29, 2010, by and among the Company, the Rollover Stockholder and the other persons identified on Schedule A thereto (the “Redemption Agreement”), to the extent applicable to him, her or it and to perform all his, hers or its obligations thereunder with respect to the Rollover Shares, including, without limitation, the obligations to pay money under Section 2.2 of the Redemption Agreement, in each case, subject to the limitations contained therein.

(b) Except as set forth in the Redemption Agreement and the LLC Agreement (as defined in the Redemption Agreement), the Rollover Stockholder hereby acknowledges and agrees that, in exchange for the contribution of the Rollover Shares, he, she or it is only entitled to receive the Holdco Shares; provided, however, for the avoidance of doubt, the foregoing shall not limit or otherwise effect the Rollover Stockholder’s rights to receive proceeds or other distributions under Section 2.2 of the Redemption Agreement, subject to the terms and conditions described therein. The issuance of the Holdco Shares to the Rollover Stockholder will completely discharge any obligations of Holdco, Parent, the Merger Sub and their respective affiliates with respect to the Rollover Shares.

(c) The Rollover Stockholder hereby acknowledges and agrees that the Holdco Shares are subject to restrictions on transfer and resale and may not be transferred or resold except (i) as provided in the Stockholders Agreement, (ii) as provided in the Registration Rights Agreement and (iii) as permitted under the Securities Act and applicable state securities laws, pursuant to registration or exemption therefrom.

ARTICLE IV

Deliveries at the Contribution Closing

4.1. Deliveries by Holdco at the Contribution Closing. At the Contribution Closing, Holdco shall:

(a) issue the Holdco Shares to the Rollover Stockholder;

(b) deliver to the Rollover Stockholder the Stockholders Agreement, duly executed by Holdco; and

(c) deliver to the Rollover Stockholder the Registration Rights Agreement, duly executed by Holdco.

4.2. Deliveries by the Rollover Stockholder at the Contribution Closing. At the Contribution Closing, the Rollover Stockholder shall deliver to Holdco:

(a) certificate(s) evidencing the Rollover Shares, endorsed in blank (or together with duly executed stock powers in form and substance reasonably satisfactory to Holdco);

(b) the Stockholders Agreement, duly executed by the Rollover Stockholder; and

(c) the Registration Rights Agreement, duly executed by the Rollover Stockholder.

ARTICLE V

Conditions to the Contribution Closing

5.1. Conditions to Obligations of Holdco. The obligations of Holdco to consummate the transactions contemplated hereunder and to take the other actions at the Contribution Closing required by this Agreement are subject to the satisfaction or waiver by Holdco of the following conditions:

(a) The representations and warranties of the Rollover Stockholder set forth in this Agreement shall have been true and correct when made and shall be true and correct as of, and as if made at, the Contribution Closing; and

(b) The Rollover Stockholder shall have performed all of the agreements and covenants contained in or contemplated by this Agreement that are required to be performed by the Rollover Stockholder under this Agreement at or prior to the Contribution Closing.

5.2. Conditions to Obligations of the Rollover Stockholder. The obligations of the Rollover Stockholder to consummate the transactions contemplated hereunder and to take the other actions at the Contribution Closing required by this Agreement are subject to the satisfaction or waiver by the Rollover Stockholder of the following conditions:

(a) The representations and warranties of Holdco set forth in this Agreement shall have been true and correct when made and shall be true and correct as of, and as if made at the Contribution Closing; and

(b) Holdco shall have performed all of the agreements and covenants contained in or contemplated by this Agreement that are required to be performed by Holdco under this Agreement at or prior to the Contribution Closing.

ARTICLE VI

Miscellaneous

6.1. Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day (as defined in the Merger Agreement), then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to Holdco at the address set forth below and to any Rollover Stockholder at the address indicated by Holdco’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. The address of Holdco is set forth below:

MFI Holding Corporation
c/o GS Capital Partners VI Fund, L.P.
200 West Street

New York, NY 10282-2198
Attention: Adrian Jones, Oliver Thym and Nicole Agnew
Facsimile: (212) 357-5505

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert C. Schwenkel and Murray Goldfarb
Facsimile: (212) 859-4000

with a copy to (which shall not constitute notice):

Michael Foods Inc.
301 Carlson Parkway, Suite 400
Minnetonka, MN 55305
Attention: Carolyn V. Wolski
Facsimile: (952) 258-4208

6.2. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party; provided, that, Holdco may assign or delegate this Agreement or any of its rights, interests or obligations hereunder without such required consent to any of its affiliates, which assignment or delegation shall not relieve Holdco of its obligations hereunder.

6.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.4. Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

6.5. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement regardless of any investigation made by, or on behalf of, any party hereto.

6.6. Amendment and Waiver; Third Party Beneficiary Rights. Subject to applicable Law, any provision of this Agreement hereto may be amended or waived only in a writing signed by all parties hereto. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective heirs, successors and permitted assigns any right, benefit or remedy under or by reason of this Agreement.

6.7. Entire Agreement. This Agreement, the Stockholders Agreement, the Registration Rights Agreement and the other writings referred to herein or therein or delivered pursuant hereto or thereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

6.8. Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this Agreement of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan within the State of New York in connection with any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute. Each of the parties hereto agrees that a judgment rendered in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.6(b).

6.9. Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.10. Counterparts. This Agreement may be executed in separate counterparts (including by facsimile), all of which taken together shall constitute one and the same agreement.

6.11. Tax Treatment. Unless otherwise required by applicable law, the parties to this Agreement agree to treat the contributions pursuant to the Contribution Agreement and the Management Contribution Agreements, and the contemporaneous subscriptions for Holdco Common Stock pursuant to the GSCP Subscription Agreement and the Management Subscription Agreements as integrated transactions and together as transfers described in Section 351 of the Code and any comparable provision of state or local law. None of the parties to this Agreement will take any position to the contrary on any tax return or otherwise, unless required by applicable law.

[the remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

ROLLOVER STOCKHOLDER

By:
Name:

Home Address:

Management Contribution Agreement Signature Page

MFI HOLDING CORPORATION

By:
Name:
Title:

Management Contribution Agreement Signature Page

Schedule 1

Rollover Stockholder	Company Common Stock Owned	Rollover Shares	Holdco Shares

Schedule 2

Please check any and all boxes that apply and initial in the space indicated; you must check at least one box:

•	(i) The Rollover Stockholder’s individual net worth, or joint net worth with the Rollover Stockholder’s spouse, as of the date the Rollover Stockholder executes this Agreement, exceeds $1,000,000;

•

(ii) The Rollover Stockholder had individual income in excess of $200,000 in each of the two most recent years, or joint income with the Rollover Stockholder’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year; or

•	(iii) None of the statements above apply.

Rollover Stockholder’s initials: